Exhibit 99

Viad Corp Announces Second Quarter Results

Net Income per Share of $0.22

Income Before Other Items per Share of $0.26

PHOENIX--(BUSINESS WIRE)--July 29, 2011--Viad Corp (NYSE:VVI) today announced second quarter 2011 net income of $4.5 million, or $0.22 per diluted share. Viad’s income before other items of $5.2 million, or $0.26 per diluted share, excludes restructuring charges of $740,000 after tax. This compares to the company’s prior guidance of income per share of $0.10 to $0.20 and 2010 second quarter income before other items of $0.17 per share.

  Revenues of $238.7 million were up $20.4 million (9.3%) from 2010.
  Segment operating income was $9.9 million as compared to $7.7 million in 2010 (up 27.7%).
  Free cash flow was an outflow of $20.3 million compared to an inflow of $6.3 million in 2010.
  Cash and cash equivalents were $107.3 million at June 30, 2011.
  St. Mary Lodge & Resort was purchased on June 29 for $15.3 million in cash.
  Debt was $4.2 million, with a debt-to-capital ratio of 1.0% at June 30, 2011.

Paul B. Dykstra, chairman, president and chief executive officer, said, “Our results for the second quarter reflect stronger than expected performance from our Marketing & Events Group. U.S. base same-show revenue growth was 5.8 percent, and exhibition and event industry fundamentals continue to improve with modest increases in net square footage. We continue to be successful in capturing additional spend from exhibitors while focusing on high-quality execution and customer service. Our Travel & Recreation Group posted results in line with our prior guidance. Viad’s performance during the first half of 2011 has been strong, providing a foundation for solid earnings growth in 2011.”

Second Quarter 2011 Business Group Highlights

	Second Quarter				June 30 Year-to-Date
($ in millions)	2011	2010	Change		2011	2010	Change

Revenues:
Marketing & Events Group:
U.S.	$150.2	$144.5	$5.7	4.0%	$381.9	$313.9	$68.0	21.7%
International	67.0	56.1	10.9	19.5%	120.9	106.4	14.5	13.6%
Intersegment eliminations	(2.4)	(4.6)	2.2	47.8%	(3.7)	(7.4)	3.7	50.0%
Total	214.7	195.9	18.8	9.6%	499.1	412.9	86.2	20.9%
Travel & Recreation Group	24.0	22.4	1.6	7.0%	29.7	29.8	(0.1)	-0.3%
Total	$238.7	$218.3	$20.4	9.3%	$528.8	$442.7	$86.1	19.5%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$0.2	$(2.3)	$2.5	**	$18.1	$(2.3)	$20.5	**
International	6.7	6.5	0.1	1.8%	10.4	9.2	1.3	13.8%
Total	6.9	4.2	2.6	61.9%	28.6	6.8	21.8	**
Travel & Recreation Group	3.0	3.5	(0.5)	-13.8%	(1.5)	1.1	(2.6)	**
Total	$9.9	$7.7	$2.1	27.7%	$27.1	$7.9	$19.2	**

Operating margins:
Marketing & Events Group	3.2%	2.2%	100	bps	5.7%	1.7%	400	bps
Travel & Recreation Group	12.6%	15.6%	(300)	bps	-4.9%	3.7%	(860)	bps
Total	4.1%	3.5%	60	bps	5.1%	1.8%	330	bps

** Change is greater than +/- 100 percent.
Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Viad’s Marketing & Events Group

For the second quarter of 2011, Marketing & Events Group’s results exceeded our prior guidance for operating income and were in line with our revenue guidance. Revenues and operating income increased $18.8 million and $2.6 million, respectively, compared to the 2010 quarter, driven primarily by the U.S. segment. Positive show rotation impacted total Group revenues by approximately $6 million.

U.S. segment revenues and operating income increased $5.7 million and $2.5 million, respectively, from the 2010 quarter. The improved operating results were driven primarily by base same-show revenue growth of 5.8 percent, increased short-term bookings, capturing greater exhibitor spending and continued cost control. These improvements were partially offset by negative show rotation of approximately $2 million, increased performance-based incentives and merit increases that did not occur in 2010 or 2009.

Second quarter International segment revenues and operating income increased $10.9 million and $118,000, respectively, compared to the 2010 quarter. Positive show rotation impacted revenues by approximately $8 million, and foreign exchange rate variances had a favorable impact on revenues and operating income of approximately $5.7 million and $540,000, respectively, compared to the 2010 second quarter. As expected, the relatively flat operating income on revenue growth was primarily related to low flow-through on positive foreign exchange rate variances and changes in revenue mix. Additionally, employee expenses increased due in part to merit increases as well as wage reinstatements from 2010 wage reductions at Melville.

Dykstra said, “The Marketing & Events Group’s improved results over the 2010 quarter were driven mainly by continued base same-show growth, favorable foreign exchange rate variances, increased short-term bookings and success in capturing additional exhibitor spending. We are gaining traction from last quarter’s realignment of our U.S. sales organization to better attack opportunities to capture new shows, new exhibiting clients and a greater share of exhibitor services.”

Viad’s Travel & Recreation Group

For the second quarter of 2011, the Travel & Recreation Group met prior guidance. Revenue increased $1.6 million to $24.0 million and operating income declined $500,000 to $3.0 million compared to the second quarter of 2010. Foreign exchange rate variances had a favorable impact on revenue and operating income of approximately $1.4 million and $377,000, respectively, compared to the 2010 second quarter. The revenue growth reflects the addition of Grouse Mountain Lodge as well as growth at Brewster. These increases were mostly offset by expected lost room nights at Many Glacier Hotel, which has high flow through to operating income and lower occupancy due to poor weather conditions at Glacier National Park.

Dykstra said, “The Travel & Recreation Group met our prior guidance for the second quarter. Weather conditions at Glacier National Park reduced park visitation early in the season, but advance bookings for the third quarter are tracking well. We anticipate a busy summer season at both Brewster and Glacier Park.”

2011 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “We expect full year base same-show growth to be in the mid-to-high single digits. We also expect the Marketing & Events Group to return to profitability in 2011 as a result of industry growth, positive show rotation, capturing greater exhibitor discretionary services revenue and the cost structure and efficiency gains we made during the past two years.”

“The Travel & Recreation Group is expected to have another strong year in 2011. The additions of St. Mary Lodge & Resort on June 29 and Grouse Mountain Lodge earlier this year will help to offset the impact of temporary room closures at our Many Glacier Hotel, part of which will be under renovation during the 2011 season and will reopen for the 2012 season. The Travel & Recreation team remains focused on its initiatives to enhance the guest experience and capture additional revenue per guest in addition to pursuing acquisitions that will expand our hospitality and recreational attractions portfolio in and around national parks in North America.”

2011 Full Year Guidance

Marketing & Events Group

  Total revenues are expected to increase at a high single-digit rate compared to 2010.
    Base same-show revenues are expected to increase at a mid-to-high single-digit rate in the U.S.
    Annual show rotation, which refers to shows that occur less frequently than annually, is expected to positively impact full year revenues by approximately $15 million. Quarterly show rotation also includes annual shows that shift quarters from one year to the next.

    First quarter show rotation positively impacted revenues by $42 million.

    Second quarter show rotation positively impacted revenues by $6 million.

    Third quarter show rotation is expected to negatively impact revenues by approximately $30 million.

    Fourth quarter show rotation is not expected to have a meaningful impact on revenues.
  Segment operating results are expected to return to a profitable level driven by increased revenue, partially offset by higher performance-based incentives, as well as merit increases that did not occur in 2010 or 2009.

Travel & Recreation Group

  Revenues are expected to increase at a 10 percent to 15 percent rate from 2010, reflecting continued improvement in tourism demand as well as the acquisitions of St. Mary Lodge & Resort and Grouse Mountain Lodge, which will more than offset the lost room nights at Many Glacier Hotel due to construction.
  Operating margins are expected to decrease slightly from 2010 as a result of high flow through on lost room nights at Many Glacier Hotel.

Corporate & Other

  Corporate activities expense is expected to approximate $7 million.
  Exchange rates for the remainder of the year are assumed to approximate $1.03 U.S. Dollars per Canadian Dollar and $1.62 U.S. Dollars per British Pound. Currency translation is expected to favorably impact income per share by approximately $0.07.
  The effective tax rate is assumed to be 38 to 39 percent, as compared to the 2010 effective tax rate on income before other items of 37 percent.

2011 Third Quarter Guidance

For the third quarter, Viad’s income per share is expected to be in the range of $0.03 to $0.13. This compares to third quarter 2010 income before other items of $0.23 per share. Revenues are expected to be in the range of $200 million to $220 million compared to $215.1 million in the 2010 third quarter. Segment operating income is expected to be in the range of $4.5 million to $8.5 million compared to $9.9 million in 2010. Revenue expectations compared to the 2010 quarter are driven primarily by negative show rotation of $30 million, offset by favorable foreign exchange rate variances and increased revenues from the two Travel & Recreation Group acquisitions during the first half of the year. Foreign exchange rate variances are expected to impact revenues and operating income by approximately $5 million and $1 million, respectively, compared to the 2010 quarter.

Implicit within this guidance are the following group revenues and operating income expectations:

($ in millions)	Group Revenues			Group Operating Income
	Low End		High End	Low End		High End

Marketing & Events Group	$140	to	$155	$(20)	to	$(17)
Travel & Recreation Group	$61	to	$65	$24	to	$26

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of second quarter 2011 results on Friday, July 29 at 9 a.m. (ET). To join the live conference, call (800) 779-3189, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (866) 469-7798 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted, except per share data)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Revenues	$238,692	$218,299	$20,393	9.3%	$528,790	$442,652	$86,138	19.5%

Segment operating income	$9,862	$7,725	$2,137	27.7%	$27,121	$7,924	$19,197	**
Corporate activities	(1,576)	(2,058)	482	23.4%	(2,847)	(2,702)	(145)	-5.4%
Restructuring charges (Note A)	(1,206)	(559)	(647)	**	(1,475)	(2,612)	1,137	43.5%
Net interest expense	(204)	(385)	181	47.0%	(402)	(782)	380	48.6%
Income before income taxes	6,876	4,723	2,153	45.6%	22,397	1,828	20,569	**
Income tax expense (Note B)	(2,588)	(1,790)	(798)	-44.6%	(8,488)	(1,998)	(6,490)	**
Net income (loss)	4,288	2,933	1,355	46.2%	13,909	(170)	14,079	**
Net loss attributable to noncontrolling interest	197	95	102	**	363	216	147	68.1%
Net income attributable to Viad	$4,485	$3,028	$1,457	48.1%	$14,272	$46	$14,226	**

Diluted income per common share (Note C):
Net income attributable to Viad
common shareholders	$0.22	$0.15	$0.07	46.7%	$0.70	$-	$0.70	**

Basic income per common share (Note C):
Net income attributable to Viad
common shareholders	$0.22	$0.15	$0.07	46.7%	$0.70	$-	$0.70	**

Common shares treated as outstanding for
income per share calculations:
Weighted-average outstanding shares	19,816	20,059	(243)	-1.2%	19,797	20,055	(258)	-1.3%

Weighted-average outstanding and
potentially dilutive shares	20,121	20,375	(254)	-1.2%	20,102	20,338	(236)	-1.2%

(A)

Restructuring Charges — During the six months ended June 30, 2011 and 2010, Viad recorded restructuring charges of $1.5 million ($905,000 after-tax) and $2.6 million ($1.6 million after-tax), respectively. Included in these amounts were charges of $1.2 million ($740,000 after-tax) and $559,000 ($368,000 after-tax) incurred in the second quarters of 2011 and 2010, respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of the elimination of certain positions as well as facility consolidations.

(B)	Income Taxes — Income taxes for the first quarter of 2010 include the resolution of tax matters of $1.3 million resulting from a tax adjustment due to health care legislation.

(C)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended June 30,				Six months ended June 30,
(000 omitted, except per share data)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Net income attributable to Viad	$4,485	$3,028	$1,457	48.1%	$14,272	$46	$14,226	**
Less: Allocation to nonvested shares	(111)	(71)	(40)	-56.3%	(370)	(1)	(369)	**
Net income allocated to Viad common
shareholders	$4,374	$2,957	$1,417	47.9%	$13,902	$45	$13,857	**

Weighted-average outstanding shares	19,816	20,059	(243)	-1.2%	19,797	20,055	(258)	-1.3%

Basic income per common share
attributable to Viad common
shareholders	$0.22	$0.15	$0.07	46.7%	$0.70	$-	$0.70	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Income before other items (Note A):
Net income attributable to Viad	$4,485	$3,028	$1,457	48.1%	$14,272	$46	$14,226	**
Restructuring charges, net of tax	740	368	372	**	905	1,610	(705)	43.8%
Resolution of tax matters	-	-	-	**	-	1,279	(1,279)	**
Income before other items	$5,225	$3,396	$1,829	53.9%	$15,177	$2,935	$12,242	**

(per diluted share)

Income before other items:
Net income attributable to Viad	$0.22	$0.15	$0.07	46.7%	$0.70	$-	$0.70	**
Restructuring charges, net of tax	0.04	0.02	0.02	**	0.05	0.08	(0.03)	37.5%
Resolution of tax matters	-	-	-	**	-	0.06	(0.06)	**
Income before other items	$0.26	$0.17	$0.09	52.9%	$0.75	$0.14	$0.61	**

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$4,485	$3,028	$1,457	48.1%	$14,272	$46	$14,226	**
Interest expense	380	473	(93)	19.7%	792	966	(174)	18.0%
Income tax expense	2,588	1,790	798	-44.6%	8,488	1,998	6,490	**
Depreciation and amortization	7,322	7,200	122	-1.7%	14,293	14,004	289	-2.1%
Adjusted EBITDA	$14,775	$12,491	$2,284	18.3%	$37,845	$17,014	$20,831	**

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by (used in)
operating activities	$(14,377)	$10,536	$(24,913)	**	$5,967	$18,284	$(12,317)	-67.4%
Less:
Capital expenditures	(5,118)	(3,374)	(1,744)	-51.7%	(12,795)	(8,404)	(4,391)	-52.2%
Dividends paid	(815)	(822)	7	0.9%	(1,630)	(1,644)	14	0.9%
Free cash flow (outflow)	$(20,310)	$6,340	$(26,650)	**	$(8,458)	$8,236	$(16,694)	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

CONTACT:
Viad Corp
Melinda Keels, 602-207-2681
Investor Relations
mkeels@viad.com